Exhibit 23.5

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Ryerson Tull, Inc. Registration Statements on Form S-3 (No. 33-59161, No. 33-62897 and No. 333-59009) and Form S-8 (No. 33-59783, No. 33-48770, No. 33-13292, No. 33-32504, No. 333-06977, No. 333-06989, No. 333-78429, No. 333-62382 and No. 333-88476), of our report dated March 15, 2002, except for Note 9, for which the date is July 28, 2004, relating to the combined financial statements of Reynolds Aluminum Supply Company (The Distribution Business of Reynolds Metal Company), which appears in this Current Report on Form 8-K.

/s/    PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania

December 23, 2004